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                                                                    EXHIBIT 2.6

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT, dated as of December 4, 1995, by and between MEDICAL MOLDING CORPORATION OF AMERICA, a California corporation ("Seller") and a wholly owned subsidiary of CIMCO, INC., a Delaware corporation, and VITAL SIGNS CA, INC., a California corporation (the "Purchaser") and a wholly owned subsidiary of VITAL SIGNS, INC., a New Jersey corporation.


                              W I T N E S S E T H:

         WHEREAS, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase and assume from the Seller, certain of the assets and liabilities, all as more specifically provided herein;

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the Seller and the Purchaser agree as follows:


ARTICLE I

CERTAIN DEFINITIONS

         Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

         "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

         "Agreement" means this Asset Purchase Agreement.

         "Assumed Liabilities" means those obligations of Seller which Purchaser is assuming pursuant to Section 3.1 below.

         "Auditor's Report" has the meaning ascribed to such term in Section 4.2.6.

         "Authorizations" has the meaning ascribed to such term in Section 3.12.

         "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New Jersey and California are open for the general transaction of business.




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         "Closing" has the meaning ascribed to such term in Section 4.7.

         "Closing Date" has the meaning ascribed to such term in Section 4.7.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Debit Memo" means a memorandum issued by Seller to a vendor of Seller asserting Seller's claim to a credit from such vendor with respect to merchandise returned to vendor, promotional allowances earned, charge-backs or otherwise.

         "Division" means the operating division of Seller which designs, develops, assembles and markets the Products (as hereinafter defined) from 240 Briggs Avenue, Costa Mesa, California 92626, provided, however, that the term "Division", as used in this Agreement, shall specifically exclude the contract manufacturing activities relating to items other than the Products undertaken by Seller for third parties prior to the Closing date.

         "Employee Benefit Plan" has the meaning ascribed to such term in
Section 5.19.

         "Encumbrances" has the meaning ascribed to such term in Section 5.6.

         "Environmental Laws" means any federal, state and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any Governmental Authority, (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or any other natural resource, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term Environmental Law includes, without limitation, (i) the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984), the Toxic Substances Control Act, the Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Liabilities" means any and all liabilities or obligations of the Seller or its Affiliates, of any kind or nature, whether or not relating to the Division or the Purchased Assets, and whether known or unknown, absolute, accrued, contingent or otherwise, or




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whether due or to become due, arising out of events or transactions or facts occurring on, prior to, or after the Closing Date, other than the Assumed Liabilities.

         "FDA" shall mean the U.S. Food and Drug Administration and any successor Governmental Agency having jurisdiction or regulatory oversight authority over the design, manufacture, marketing and sale of the products designed, marketed or sold by the Business or the other primary business activities of Seller.

         "Financial Statements" has the meaning ascribed to such term in
Section 5.10.

         "GAAP" means generally accepted accounting principles as in effect in the United States consistently applied.

         "Governmental Authority" means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

         "Inventory" means any and all inventory, including raw materials, work in process and finished goods, held by Seller in connection with the Division and shown on SCHEDULE 5.9 hereof.

         "Net Tangible Asset Value" means the aggregate amount of Purchased Assets minus the aggregate amount of Trade Liabilities. "Initial Net Tangible Asset Value" means the Net Tangible Asset Value as of October 31, 1995. "Final Net Tangible Asset Value" means the Net Tangible Asset Value as of the Closing Date, as set forth in the Auditor's Report.

         "Operative Documents" means (i) in the case of the Seller the Bill of Sale, the Assignment and Assumption Agreement, and all instruments and any other documents to be executed and delivered by Seller necessary for the conveyance of the Purchased Assets to the Purchaser and (ii) in the case of the Purchaser, any documents which this Agreement expressly provides are to be executed and delivered by the Purchaser.

         "Person" means an individual, partnership, corporation, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

         "Products" mean a range of nebulizers, humidifiers, and other respiratory care and related products (commonly referred to as the Misty Ox product line) offered for sale to customers of the Division in the ordinary course of business prior to the Closing Date.

         "Purchase Orders" means all outstanding purchase orders received from customers of the Division in the ordinary course of business and all outstanding purchase orders issued to suppliers of the Business in the ordinary course of business; provided, however, that the term





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"Purchase Orders" shall not include any purchase order approved or issued by
Seller which is materially adverse, materially onerous or materially harmful to any aspect of the Division, or any purchase order received from a customer of the Division which does not include a mark-up over estimated cost (based on current actual cost experience) consistent with past mark-ups on similar business.

         "Purchase Price" has the meaning ascribed to such term in Section 4.2.

         "Purchased Assets" means all of the Seller's right, title and interest in and to the following (but only to the extent that such assets are used in or derived from the Division and do not constitute Retained Assets):

         (i) to the extent reflected in the Auditor's Report, all of the Seller's cash, money on deposit or in the process of collection with banks, factors and others, certificates of deposit, commercial paper, letters of credit, stock, bonds and other investment securities;

         (ii) all machinery and equipment (including spare parts) and business machines, automobiles, trucks, trailers, forklift trucks, and other vehicles, furniture, fixtures, supplies, capital improvements in process, die, molds, tools and all other tangible personal property employed in the conduct of the business of the Division, but only to the extent reflected on SCHEDULE 5.6 hereof;

         (iii) all raw material inventories, warehouse stock, parts, inventories, material, supplies, work-in-progress and finished products, packaging and shipping materials, but only to the extent reflected in SCHEDULE
5.9 hereof (the "Inventory");

         (iv) all easements, rights of way, servitudes, leases, permits, licenses or options used or held by the Division, if any, but only to the extent reflected on any schedule hereto;

         (v) all deposits, advances and manufacturer and supplier rebates to the extent reflected in the Auditor's Report, but only to the extent shown on
SCHEDULE 1.1(B) hereto;

         (vi) all prepaid rentals, deposits, advances, prepaid insurance and other prepaid expenses to the extent reflected in the Auditor's Report, but only to the extent shown on SCHEDULE 1.1(B) hereto;

         (vii) all right, title and interest of the Seller in mortgages, indentures, promissory notes, evidences of indebtedness, other debt, deeds of trust, loan or credit agreements or similar agreements or instruments evidencing indebtedness of customers (other than accounts receivable) to the extent reflected in the Auditor's Report and as shown on SCHEDULE 1.1(B) hereto;

         (viii) all rights and claims of the Seller, whether mature, contingent or otherwise, against third parties whether in tort, contract or otherwise (but only to the extent accruing on and after the Closing Date), all causes of action, unliquidated rights and claims under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers





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or vendors (whenever accruing, but only to the extent relating to the Purchased
Assets listed in items (ii), (iii), or (xi) hereof), and all claims for refunds, rights of off-set and credits of all kinds and all other general intangibles (whenever accruing, but only to the extent relating to the Purchased Assets listed in items (ii), (iii), or (xi) hereof);

         (ix) all authorizations, consents, approvals, licenses, orders, permits, exemptions of, filings or registrations with, any Governmental Authority, including without limitation any and all 510K approvals issued by the FDA and all correspondence relating thereto, but only to the extent shown on SCHEDULE 5.12;

         (x) all patents, patent registrations, patent applications, trademarks, service marks, trademark and service mark registrations and applications therefor shown on SCHEDULE 5.19 together with, copyrights, copyright registrations, copyrights applications, trade and division or other names used in the operation of the Division, technology, inventions, licenses to use products and software, product drawings, trade secrets, know-how, customer lists, processes, intellectual property and other proprietary information or rights to the extent derived from or used in the conduct of operations of the Division; and permits, licenses or other agreements to or from third parties regarding the foregoing and listed on SCHEDULE 5.19 hereof or that are related to the Products (the "Proprietary Rights");

         (xi) all rights under any executory contract related to the Division to which the Seller or any of its Affiliates is a party, any license agreement, security agreement, indemnity agreement, subordination agreement, mortgage, equipment lease or other lease or sublease, conditional sale or title retention agreement and any purchase order from, or contract with, any customer or supplier as listed on SCHEDULE 5.21;

         (xii) restrictive covenants and obligations of present and former employees, agents, representatives, and independent contractors of the Division to the extent accruing on and after the Closing Date; all records, files and correspondence relating to and necessary to the conduct of the business of the Division (excluding tax returns, accounting records, and financial statements and related schedules), drawings, engineering, manufacturing and assembly information; all operating and training manuals, catalogs, quotations, bids, sales and promotional materials, correspondence, trade association memberships (to the extent transferable), research and development records, prototypes and models, lists of present and former customers and suppliers, customer information, business plans (whether prepared by the Seller or a third party) relating to the Division; and the personnel, employment and other records relating to the employees of the Division which are to be hired by the Purchaser; and

         (xiii) all accounts receivable of the Division as shown on the Auditor's Report.

         "Regulated Substances" means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.





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         "Retained Assets" means the assets listed on SCHEDULE 1.1(III).

         "Trade Liabilities" means any and all accounts payable on unsecured indebtedness of or relating to the business for goods or services purchased by the Division in the ordinary course of business which is payable on ordinary commercial terms consistent with the ordinary practice of the industry in which the Division operates as shown on the Auditors' Report; provided, however, that "Trade Liabilities" excludes any and all amounts for which the goods or services to which they relate have not been received by the Division.

         Section 1.2. Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.


ARTICLE II

PURCHASE AND SALE OF ASSETS


         Section 2.1.    Assets Acquired.   Subject to the terms and conditions
of this Agreement, Seller agrees to sell, assign, convey, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase and acquire from Seller on the Closing Date, all of the Purchased Assets, free and clear of all liens, security interests and encumbrances whatsoever.


ARTICLE III

LIMITATION OF ASSUMPTION OF LIABILITIES


         Section 3.1.    Liabilities Assumed.   Purchaser agrees to assume the
following obligations of Seller:


                 3.1.1 to fill customer Purchase Orders not filled as of the Closing Date which are assigned to Purchaser at the Closing as part of the Purchased Assets and which either (a) are listed on SCHEDULE 3.1. or (b) were accepted by Seller in the ordinary course of business prior to the Closing Date, subject to Seller's obligations under Section 7.13. hereof.

                 3.1.2 to pay suppliers for goods received by Purchaser after the Closing pursuant to Purchase Orders issued by Seller prior to the Closing and assigned to Purchaser at the Closing as part of the Purchased Assets and as detailed in SCHEDULE 3.1.





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                 3.1.3    to perform obligations arising after the Closing with
respect to the period after the Closing under the Contracts assigned to Buyer at the Closing as part of the Purchased Assets and as detailed in SCHEDULE 3.1.

                 3.1.4 to assume Seller's Trade Liabilities, but only up to the amount set forth in the Auditor's Report.

                 3.1.5 to assume and perform Seller's warranty and rework obligations as provided by the written warranty policy provided by Seller to its customers and only as detailed in SCHEDULE 3.1 with respect to the products sold by the Division, subject to Seller's obligations under Section
7.14 hereof.

         Section 3.2.    Limitations.   EXCEPT FOR THE OBLIGATIONS SET FORTH IN
SECTION 3.1, PURCHASER SHALL NOT ASSUME OR DISCHARGE ANY DEBTS, OBLIGATIONS, LIABILITIES OR COMMITMENTS OF SELLER OR THE DIVISION WHETHER ACCRUED NOW OR HEREAFTER, WHETHER FIXED OR CONTINGENT, AND WHETHER KNOWN OR UNKNOWN, INCLUDING BUT NOT LIMITED TO ANY SEVERANCE, VACATION PAY OR ANY OTHER OBLIGATIONS TO EMPLOYEES OF SELLER UNLESS SUCH OBLIGATIONS ARISE EXCLUSIVELY AS A RESULT OF EMPLOYMENT OF SUCH PERSONS BY PURCHASER. SELLER SHALL INDEMNIFY AND HOLD HARMLESS PURCHASER FOR AND WITH RESPECT TO ALL EXCLUDED LIABILITIES, PURSUANT TO SECTION 10.2 BELOW.


ARTICLE IV

PURCHASE PRICE; METHOD OF PAYMENT; ALLOCATION

         Section 4.1.    Purchase Price.   The purchase price payable under
(the "Purchase Price") shall equal the sum of the following:

                 4.1.1  the Final Net Tangible Asset Value; plus

                 4.1.2    $900,000.

         Section 4.2. Calculation of the Final Net Tangible Asset Value. The Final Net Tangible Asset Value shall be calculated as follows:

         4.2.1 At the Closing, the Seller and Purchaser shall each approve the Balance Sheet of the Division as of November 30, 1995, which shall be consistent with this Agreement and the Schedules hereto and as shall be reasonably agreed upon by Seller and Purchaser. The November 30, 1995 Balance Sheet shall reflect the "Estimated Value" of the Net Tangible Asset Value.





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         4.2.2 Promptly after the Closing, but in any event within ten (10)
business days after the Closing Date, the parties will reasonably cooperate to develop a Balance Sheet of the Division as of the Closing Date ("Closing Balance Sheet"). The Closing Balance Sheet will be computed and prepared by acceptance of the November 30, 1995 Balance Sheet and the application of GAAP to account for changes therein occurring since November 30, 1995 to the Closing Date, consistent with the principles and interim adjustments agreed upon at the Closing. The Net Tangible Asset Value established as of the Closing Date shall be the "Final Net Tangible Asset Value" for all purposes of this Agreement.

                 4.2.2.1 Such Closing Balance Sheet shall contain separate line items for each type of asset and liability as detailed in SCHEDULE 5.10.

                 4.2.2.2 Inventory which is damaged, dirty, obsolete or otherwise not currently saleable in the ordinary course of business shall not be included in Inventory for purposes of this Agreement or the calculation of Net Tangible Asset Value and shall be retained by Seller. The Inventory shall be calculated on the basis of one or more appropriately timed physical counts made by Seller and Purchaser.

                 4.2.2.3 No Debit Memo balances shall be deducted from Trade Liabilities unless and until the applicable vendor has accepted the applicable Debit Memo in writing.

                 4.2.2.4 Goodwill and all other intangible assets (other than patents, which shall be valued at book value) shall be valued at zero for purposes of such Closing Balance Sheet.

         4.2.3 If Purchaser or Seller should object to such Closing Balance Sheet on the grounds that it has not been prepared in accordance with this Agreement, it may give written notice of such objection to the other party within seven (7) days after its receipt of such Closing Balance Sheet. If no such assertion is made within such seven (7) day period, or if Buyer and Seller agree upon all matters in dispute, such balance sheet, as adjusted to reflect any such agreements, shall be final and binding upon the parties hereto for the purpose of determining the final Net Tangible Asset Value.

         4.2.4 If Purchaser and Seller are unable to resolve all items in dispute within ten (10) days after receipt of a party's written objection to the above-mentioned Closing Balance Sheet, then such items shall be resolved by the offices of Coopers & Lybrand in Chicago. The determination of such third party accounting form shall be final and binding upon all parties hereto for purposes of calculating the final Net Tangible Asset Value. Both parties will use their best efforts to resolve these matters as rapidly as possible.

         4.2.5 Purchaser shall pay the costs and fees of the Purchaser and Seller shall pay the costs and fees of the Seller, in connection with the foregoing examination and preparation and review of the above-mentioned Closing Balance Sheet. The fees of any third-party firm employed pursuant to the provisions of Section 4.2.4 shall be borne one-half by Buyer and one-half by Seller.





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         4.2.6    After all adjustment required pursuant to Sections 4.2.3 and
4.2.4 have been made to such Closing Balance Sheet, the Seller and Purchaser or the independent Accountant shall prepare a report (the "Auditor's Report") reflecting the aggregate dollar amount of Assets set forth on such adjusted balance sheet and the aggregate dollar amount of Trade Liabilities set forth on such adjusted balance sheet. The Final Net Tangible Asset Value shall equal
(x) the aggregate amount of Assets set forth in such Auditor's Report less (y) the aggregate amount of Trade Liabilities set forth in such Auditor's Report.

         Section 4.3. Payment of the Purchase Price. The purchase price described above shall be paid as follows:

                 4.3.1    At the Closing, Purchaser shall

                          4.3.1.1  wire funds to Seller's lender, Wells Fargo
Bank, pursuant to wire transfer instructions to be provided by Wells Fargo Bank ("Seller's Lender") in the amount of (i) $900,000 plus (ii) the Estimated Value minus (iii) the "Withheld Sum" equal to ten percent (10%) of the Estimated Value (in the aggregate, the "Cash Portion").

         Section 4.4.     Withheld Sum.   Within seven (7) days following
determination of the Final Net Tangible Asset Value pursuant to Section 4.2 above, the Purchaser shall hold the Withheld Sum and pay or credit it in accordance with this Section 4.4.

                 4.4.1 If the Estimated Value exceeds the Final Net Tangible Asset Value, Purchaser may retain for itself the amount of such excess, without interest thereon, from the Withheld Sum. In such event the balance of the Withheld Sum, if any, shall be wired to the Seller's Lender.

                 4.4.2 If the Final Net Tangible Asset Value equals or is greater than the Estimated Value, Purchaser shall wire the entire Withheld Sum, without interest thereon, to the Seller's Lender.

                 4.4.3 If the Final Net Tangible Asset Value exceeds the Estimated Value in addition to delivery of the Withheld Sum as provided in
Section 4.4.2, Purchaser shall wire funds to Seller's Lender equal to the amount of such excess, without interest thereon.

                 4.4.4 If the amount by which the Estimated Value exceeds the Final Net Tangible Asset Value is greater than the Withheld Sum, the Seller shall deliver to the Purchaser a cashier's check equal to the amount of such excess, without interest thereon.

         Section 4.5. Bulk Sales Compliance. (a) The Purchaser waives any compliance with the provisions and procedures of Article 6 of the Uniform Commercial Code as currently enacted in California (the "Bulk Sales Law"), and any other similar laws applicable to the transactions contemplated hereby, but Seller nevertheless represents and warrants that the Purchased Assets will be transferred to the Purchaser free and clear of any Encumbrances or transferee liability that may be imposed by the Bulk Sales Law or such similar laws.





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Notwithstanding the foregoing, the Purchaser shall have the right to publish notices pursuant to the Bulk Sales Law.

         (b)  In furtherance of the foregoing, but not in limitation thereof,
(i) at the Closing Date, the Seller shall provide to the Purchaser a list of all creditors of the Division (the "Creditors List"), including any Person holding secured, unsecured, matured, unmatured, liquidated, unliquidated, contingent, non-contingent, legal or equitable claims against the Seller or the Purchased Assets, including all taxing authorities and claimants pursuant to any pending or threatened litigation (collectively, "Creditors"). The Creditors List shall be signed and sworn to or affirmed by a duly authorized officer of the Seller, and shall contain the names and business addresses of all Creditors of the Seller, the amount owed to each such Creditor, if known, the names of all Persons who are known to the Seller to assert claims against the Seller which are disputed by the Seller and shall otherwise comply with the requirements of the Bulk Sales Law.

         Section 4.6. Allocation of the Purchase Price. The Purchase Price shall be allocated as set forth in EXHIBIT 4.6 hereto. The Purchaser and the Seller shall use such allocation in filing their respective Internal Revenue Service Form 8594s.

         Section 4.7. Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of CIMCO, INC. 265 Briggs Avenue, Costa Mesa California, at 10:00 a.m. on December 4, 1995, or at such other time and place as is mutually agreed by the Purchaser and the Sellers. The time and date of the Closing is herein called the "Closing Date". Each party shall accept faxed documents for purposes of the Closing, with original documents to be sent by overnight delivery service.


ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Purchaser, except as set forth in any of the Schedules delivered by Seller, as follows:

         Section 5.1. Organization and Qualification of the Seller. The Seller and Cimco, Inc. are corporations duly organized, validly existing and in good standing under the laws of the State of California and the State of Delaware, respectively, with full power and authority to own or lease its property and assets and to carry on the business of the Division as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified would have a material adverse effect on the business, financial condition, results of operations or prospects (financial and otherwise) of the Division (a "Material Adverse Effect"). SCHEDULE 5.1 lists each jurisdiction in which the Seller is so qualified. The business of the Division is conducted solely through the Seller and the Seller does not, directly or indirectly, own any subsidiaries.





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         Section 5.2.  Authorization.  The Seller has full corporate power and authority to execute and deliver this Agreement and each of the other Operative Documents to be executed and delivered by it and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and each of the other Operative Documents to be executed and delivered by it has been or, at the time of delivery will be, duly authorized, executed and delivered by the Seller and constitutes or, at the time of delivery will constitute, a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, in solvency and laws relating to creditor's rights.

         Section 5.3. Non-contravention. Neither the execution and delivery of this Agreement and each of the other Operative Documents to be executed and delivered by it, nor the performance by the Seller of its obligations hereunder and thereunder, will (i) contravene any provision contained in the Seller's Articles of Incorporation or by-laws, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Seller is a party or by which it is bound or to which any of its assets or properties are subject, subject to any requirement that Seller obtain the approval and release of liens from Wells Fargo Bank, N.A. (appropriate documentation of which is to be delivered by the Seller at the Closing), (iii) result in the creation or imposition of any lien, claim, charge, encumbrance, equity, restriction or right on any of the Seller's assets or properties, or (iv) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Assumed Liability.

         Section 5.4. No Consents. Except as set forth in SCHEDULE 5.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any of the other Operative Documents or the consummation of the transactions contemplated hereby or thereby by the Seller, including without limitation any consent by or filing with our Governmental Authority in respect of any applicable Environmental Law.

         Section 5.5. The Purchased Assets. The Purchased Assets constitute all of the rights, properties and assets (tangible or intangible) which are necessary for the conduct of the business of the Division in accordance with past operations of the Seller, other than the molding operations of the Seller and Cimco, Inc., which are not being acquired by Purchaser hereunder, and other than the real property in which the business of the Division is conducted. No third party (including any Affiliate) owns or has any interest by lease, license or otherwise in any of the Purchased Assets. The documents of transfer to be executed and delivered by the Seller at the Closing will be sufficient to convey good and marketable title to the Purchased Assets to the Purchaser, free and clear of all Encumbrances, other than Assumed Liabilities.

         Section 5.6.    Personal Property.   Except as disclosed in SCHEDULE
5.6, the Seller has good and marketable title to (or valid leasehold or contractual interests in) all personal





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
property comprising the Purchased Assets, free and clear of any lien, claim, charge, mortgage, security interest, equity or other encumbrance (collectively, "Encumbrances"). Except as disclosed on SCHEDULE 5.6, all machinery, equipment, furniture, fixtures and other personal property used in the Business is in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear) with no defects that could interfere with the conduct of normal operations of such equipment, furniture, fixtures and other personal property and are suitable for the purposes for which they are currently being used.

         Section 5.7.   Real Property.   All plants, structures and buildings
leased or otherwise occupied or used by the Business are in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear) with no structural or other defects that could interfere with the conduct of normal operations of such facilities and are suitable for the purposes for which they are currently being used. No real property or interest therein is included in the "Purchased Assets," but Purchaser shall be entitled to transition off the premises of the Division for not over the 90 days immediately following the Closing as provided in Section 7.12 hereof.

         Section 5.8.   No Condemnation.   Neither the whole nor any portion of
the real property or the improvements thereon is subject to any governmental decree or order to be sold nor have any proceedings for the condemnation, expropriation or other taking of all or any portion of such real property or improvements been instituted or, to the Seller's best knowledge, threatened by any Governmental Authority, with or without payment therefor.

         Section 5.9. Inventory. SCHEDULE 5.9 sets forth a true and complete listing of all Inventory used or held for sale in the Division as of November 30, 1995, including, without limitation, raw materials, work-in-process and finished goods. Except as shown on SCHEDULE 5.9, all of the Seller's Inventory consists of items which are good and merchantable, not obsolete, and of a quantity and quality usable and salable in the regular and ordinary course of the Division consistent with past practices at prices at least equal to their value on the Seller's books. The Seller has good and marketable title to all of such Inventory, free and clear of any Encumbrances other than Encumbrances in favor of Purchaser. Subject to the provisions of Section 7.15, Seller is not under any liability or obligation with respect to the return of Inventory in the possession of its customers.

         Section 5.10. Financial Statements and Reports. The Seller has previously furnished to the Purchaser true and complete copies of the unaudited balance sheets of Seller's respiratory medical products division and contract manufacturing operations ("RMPD") as of April 30, 1994 and April 30, 1995, the Division's unaudited balance sheet as of November 30, 1995 and the related unaudited statements of operations for the six month period then ended, and statements of income for the RMPD's fiscal years ended April 30, 1994 and April 30, 1995, all certified by RMPD's chief financial officer (collectively, the "Financial Statements"). The Financial Statements have been prepared in conformity with GAAP, applied on a consistent basis except for year-end adjustments consisting only of normal recurring accruals (all of which are described in SCHEDULE 5.10) and present fairly the financial condition and results of operations of the Division or RMPD as the case may be, as of and for the periods included therein.

         Section 5.11. Absence of Certain Developments. Except as set forth in SCHEDULE 5.11, since November 30, 1995, there has not been any material adverse change, or any development which could reasonably be expected to result in a prospective material adverse change, in the business, financial condition, results of operations or the prospects (financial and other) of the Division, taken as a whole. Except as set forth in SCHEDULE 5.11, since November 30, 1995, the Seller has conducted the business of the Division in the ordinary and usual course consistent with past practices and has not (i) sold, leased, transferred or otherwise disposed of any of the assets of the Division (other than dispositions in the ordinary course of business consistent with past practices), (ii) terminated or amended in any material respect any contract or lease to which the Seller is a party or to which it is bound or to which its properties are subject, (iii) suffered any material loss, damage or destruction whether or not covered by insurance, (iv) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes,
(v) incurred any liabilities (other than in the ordinary course of business, none of which, individually or in the aggregate, are material), (vi) incurred, created or suffered to exist any Encumbrances on the Purchased Assets other than those listed on SCHEDULE 5.6 or created in the ordinary course of business, none of which, individually or in the aggregate, are material, (vii) increased the compensation payable or to become payable to any of the officers or employees of the Division or increased any bonus, severance, accrued vacation, insurance, pension or other Employee Benefit Plan, payment or arrangement made by the Seller for or with any such officers or employees,
(viii) suffered any labor dispute, strike or other work stoppage, (ix) made or obligated itself to make any capital expenditures in excess of $5,000 individually or in the aggregate, (x) entered into any contract or other agreement requiring the Seller to make payments in excess of $5,000 per annum, individually or in the aggregate, other than in the ordinary course of business consistent with past practices, (xi) entered into any agreement to do any of the foregoing or (xii) suffered any other event, fact or circumstance which could reasonably be expected to result in a Material Adverse Effect.

         Section 5.12.   Governmental Authorizations; Licenses; Etc.   Except as
set forth on SCHEDULE 5.12, the Division has been operated in compliance with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities, including but not limited to, those related to: fire, safety, labeling of products, pricing, sales or distribution of products, antitrust, trade regulation, trade practices, sanitation, land use, employment or employment practices, energy and similar laws and all laws, rules, regulations and guidelines administered or promulgated by the FDA, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on
SCHEDULE 5.12, the Seller has and as of the Closing Date will have all permits, licenses, approvals, certificates and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of the Division as currently conducted by the Seller, except for those which, individually or in the aggregate would not have a Material Adverse Effect. The Seller has and as of the Closing Date will have received 510K approvals from the FDA in respect of each product marketed or sold by the Division prior to or as of the

Closing Date. Except as set for on SCHEDULE 5.12, there is no action, case or proceeding pending or, to the Seller's best knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by the Seller or its Affiliates of any law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged failure by the Seller or its Affiliates to have any permit, license, approval, certification or other authorization required in connection with the operation of the Division. Except as set forth on SCHEDULE 5.12, no notice of any violation of such laws has been received by the Seller or any Affiliate of the Seller and neither the Seller nor any such Affiliate has received any notice that the products manufactured or sold by the Division are not in compliance with, or do not meet the standards of, all applicable laws, including the Good Manufacturing Practices required by the FDA. SCHEDULE 5.12 sets forth a true and complete list of all permits, licenses, approvals, certificates, registrations and other authorizations relating to the Division (the "Authorizations") including without limitation all 510K approvals issued by the FDA in respect of the products marketed or sold by the Division. Such Authorizations are in full force and effect and the Seller has received no notification of the suspension or cancellation of any thereof. The Seller has no grounds to believe that any of the Authorizations listed on Schedule 5.12 will not be transferable to the Purchaser.

         Section 5.13. Litigation. Except as set forth in SCHEDULE 5.13, there are no lawsuits, actions, proceedings, claims, orders or investigations by or before any Governmental Authority pending or, to the Seller's best knowledge, threatened against the Seller or its Affiliates relating to the Division, the Purchased Assets, the Assumed Liabilities or any product alleged to have been manufactured or sold by the Division or seeking to enjoin the transactions contemplated hereby and, except as set forth in SCHEDULE 5.13, there are no facts or circumstances known to the Seller that could result in a claim for damages or equitable relief which, if decided adversely, could, individually or in the aggregate, have a Material Adverse Effect.

         Section 5.14. Undisclosed Liabilities. Other than those reflected in the Financial Statements, there are no material liabilities of the Seller of any kind or nature whatsoever, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due relating to the Division, other than liabilities incurred relating to the Division in the ordinary course of business and consistent with past practices since the date of the Financial Statements, none of which, individually or in the aggregate, are material, and there exists no facts or circumstances (other than general economic conditions) that could reasonably be expected to result in any such liability.

         Section 5.15. Taxes. All federal, state, county, local and foreign tax returns and reports of the Seller or any Affiliate of the Seller required to be filed which relate to or affect the Division or the Purchased Assets have been duly filed. All federal, state, county, local, foreign and any other taxes (including all income, withholding and employment taxes), assessments (including interest and penalties), fees and other governmental charges with respect to the employees, properties, assets, income or franchises of the Seller or any Affiliate of the Seller relating to or affecting the Division or the Purchased Assets have been paid or duly provided for, or are being contested in good faith by appropriate proceedings as disclosed on SCHEDULE 5.15 and adequate reserves therefor have been established pursuant to GAAP, or have arisen after the date hereof in the ordinary course of business. There are no tax liens on any of the Purchased Assets.

         Section 5.16. Insurance. SCHEDULE 5.16 sets forth a true and correct list of all insurance policies or binders maintained by the Seller on the date hereof relating to the Division or the Purchased Assets showing, as to each policy or binder, the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles or retention levels and a general description of the type of coverage provided. Such policies and binders are, and at all times prior to the Closing will be, in full force and effect. At all times prior to the Closing Date, the Seller has maintained appropriate and adequate insurance policies covering the Purchased Assets and all aspects of the Division consistent with industry practice.

         Section 5.17. Environmental Matters. Except as set forth on SCHEDULE 5.17, (i) the Division is being and has been conducted in compliance with all Environmental Laws, (ii) the real property owned (and that leased to Purchaser after the Closing pursuant to Section 7.12) or operated by Seller in connection with the Division or leased, occupied or used by Seller in connection with the Division (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties and buildings thereon) (the "Affected Property") do not contain any Regulated Substance other than as permitted under applicable Environmental Laws, (iii) Seller has, and at all times has had, all permits, licenses and other approvals and authorizations required under applicable Environmental Laws for the operation of the Division, (iv) the Seller has not received any notice from any Governmental Authority that the Seller or any of its Affiliates may be a potentially responsible party in connection with any waste disposal site or facility used, directly or indirectly, by or otherwise related to the Division, (v) no reports have been filed, or have been required to be filed, by the Seller concerning the release of any Regulated Substance or the violation of any Environmental Law on or at the properties used in the Division, (vi) no Regulated Substance has been disposed of, transferred, released or transported from the Affected Property, other than as permitted under applicable Environmental Law pursuant to appropriate regulations, permits or authorizations, (vii) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by or which are in the possession of the Seller or any Affiliate of the Seller relating to the Division, true and correct copies of which have not been delivered to the Purchaser prior to the date hereof, (viii) there are no underground storage tanks on, in or under any of the properties presently owned or operated by the Division and no underground storage tanks have been closed or removed from such properties, (ix) the Seller has not presently incurred, and the Affected Property is not presently subject to, any liabilities (fixed or contingent) relating to any suit, settlement, judgment or claim asserted or arising under any Environmental Law, [(x) all documents filed by or on behalf of the Seller or any Affiliate of the Seller with any Governmental Authority pursuant to any Environmental Law in connection with the sale of the Division or the Purchased Assets were true, correct and complete and did not omit to state any fact required to be stated therein or necessary to make the statements therein not misleading,] (xi) all Environmental Laws in existence at the time the Affected Property was acquired were complied with, and (xii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or other proceedings pending or threatened against the Division or the Seller or any Affiliate of the Seller with respect to the Division or the Purchased Assets relating to any violations, or alleged violations, of any Environmental Law, and neither the Division nor the Seller or any Affiliate of the Seller have received any notices, demand letters or requests for information, arising out of, in connection with, or resulting from, a violation, or alleged violation, of any Environmental Law, and neither the Division nor the Seller or any Affiliate of the Seller have been notified by any Governmental Authority or any other Person that the Division or the Purchased Assets have, or may have, any liability pursuant to any Environmental Law. SCHEDULE 5.17 includes a true and complete list of all Standard Industrial Classification (SIC) Codes applicable to the Division or the Purchased Assets. No filing or registration with or approval of or consent by any Governmental Authority is required of the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Seller as contemplated hereby.

         Section 5.18. Employee Matters. (a) SCHEDULE 5.18 contains a true and correct list of the employees currently employed by the Seller in the conduct of the business of the Division, including (i) any agreement concerning such employees and a description of the rate and nature of all current compensation payable by the Seller to each employee, (ii) the amount of annual vacation time each such employee receives and has accrued, and the amount of severance compensation, if any, to which each is entitled.

         (b) (i) The Seller has not entered into any collective bargaining agreements with respect to the above-mentioned employees, (ii) except as set for in SCHEDULE 5.18, there are no written personnel policies applicable to such employees generally, other than employee manuals, copies of which have previously been provided to the Purchaser, (iii) there is no labor strike, dispute, slowdown or work stoppage or lockout pending or, to the best of the Seller's knowledge, threatened against or affecting the Division and during the past three years there has been no such action, (iv) to the Seller's best knowledge, no union organization campaign is in progress with respect to any of such employees, and no question concerning representation exists respecting such employees, (v) there is no unfair labor practice, charge or complaint pending or, to the Seller's best knowledge, threatened against the Seller arising out of the conduct of the division, and (vi) the Seller has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of such employees at any time, for any lawful or no reason, without penalty or liability.

         Section 5.19. Proprietary Rights. (a) All of the Seller's Proprietary Rights are listed in SCHEDULE 5.19. Except as disclosed therein, the Seller owns and possesses all right, title and interest in, and upon consummation of the transactions contemplated hereby, the Purchaser will own all right, title and interest in, the Proprietary Rights. The Seller has taken all necessary action to protect the Proprietary Rights and the transactions contemplated by this Agreement will have no material adverse effect on the Seller's right, title and interest in the Proprietary Rights.

         (b) No claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Right has been made, is currently pending or is threatened. The Seller has not received any notice of, nor is it aware of any fact which indicates a likelihood of any infringement or misappropriation by any third party with respect to any of the Proprietary Rights. The Seller has not infringed or misappropriated any rights of any third parties, nor is it aware of any infringement or misappropriation which will occur as a result of the continued operation of the Division as now conducted.

         Section 5.20. Contracts. (a) SCHEDULE 5.20 describes all contracts, agreements, leases, commitments, instruments, plans, permits or licenses, whether written or oral, with respect to the Division to which the Seller is a party or is otherwise bound, of the types described below (the "Contracts"):

                 (i) all agreements, commitments, purchase orders, sale confirmations or other similar agreements for the sale by the Division of products or services, or the purchase by the Division of raw materials, products or services, other than those that are for amounts not to exceed $5,000;

                 (ii) all agreements, commitments, purchase orders, sale confirmations or other similar agreements for the purchase by the Division of machinery, equipment or other personal property other than those that are for amounts not to exceed $5,000;

                 (iii) all capitalized leases, pledges, conditional sale or title retention agreements concerning assets used in the business of the Division;

                 (iv) all employment agreements and commitments and all consulting or severance agreements or arrangements;

                 (v) all agreements relating to the consignment or lease of personal property (whether the Seller is lessee, sublessee, lessor or sublessor), other than such agreements that provide for annual payments of less than $5,000;

                 (vi) all license, royalty or other agreements relating to the Proprietary Rights;

                 (vii) all agreements prohibiting the Seller from freely engaging in the business of the Division in any geographic area;

                 (viii) all agreements to provide rebates to customers of the Division, to the extent not reflected as a liability on the Financial Statements;

                 (ix) all distribution, sales agency and other similar agreements relating to the marketing, sale or distribution by the Division of its products; and

                 (x) any agreements other than those covered by clauses (i) through (viii) above relating to the Division and involving payment or receipt of more than $2,500 in the aggregate and all agreements which otherwise materially affect the Division.

         (b) Except as disclosed in SCHEDULE 5.20, all of the Contracts which are intended to be assigned to the Purchaser hereunder are fully assignable to the Purchaser by the Seller without the consent of any third party. All consents of third parties required for the assignment of such Contracts to the Purchaser have been obtained, or will have been obtained prior to or on the Closing Date. To the best of the Seller's knowledge after due inquiry, none of the other parties to any such Contracts intends to terminate or materially alter the provisions of such Contracts either as a result of transactions contemplated hereby or otherwise, except as disclosed in SCHEDULE 5.20.

         (c) Except as disclosed in SCHEDULE 5.20, the Seller is not in, nor has the Seller given or received notice of, any default or claimed, purported or alleged default, or facts that, with notice or lapse of time, or both, would constitute a default (or give rise to a termination right) on the part of any party in the performance of any obligation to be performed under any of the Contracts.

         (d) The Seller has not violated the Truth in Negotiations Act or the False Claims Act or any other law regulating government contracts or failed to comply with the applicable requirements of the Federal Cost Accounting Standards with respect thereto would have a Material Adverse Effect.

         (e) True and complete copies of all written Contracts, including any amendments thereto, have been delivered to the Purchaser and such documents constitute the legal, valid and binding obligation of the Seller and, to the best of the Seller's knowledge after due inquiry, each other party purportedly obligated thereunder.


         Section 5.21.    Customers and Suppliers.   SCHEDULE 5.21 sets forth a
list of (a) the fifteen (15) largest customers of the Division in terms of gross sales and (b) the fifteen (15) largest suppliers of the Division in terms of purchases , in each case during the period from May 1, 1994 to the date of this Agreement. Except as set forth on SCHEDULE 5.21, (a) no customer has notified or otherwise indicated to the Seller that it will stop, or decrease the rate of, its purchases of materials, products or services from the Division, and no customer has, since April 30, 1994, ceased or materially decreased its purchases of any such materials, products or services from the Division; and (b) no supplier of the Division has notified or otherwise indicated to the Seller that it will stop, or decrease the rate of, or, other than publicly announced generally applicable price increases, materially increase the cost of, its supply of materials, products or services used by the Division, and no supplier has, since April 30, 1994, ceased, materially decreased the rate of or materially raised the cost of, any such materials, products or services. The Seller is not a party to any contract or commitment relating to the Division to purchase products from any supplier, other than contracts or commitments that are terminable at will by Seller in its sole discretion, without cost or penalty. SCHEDULE 5.21 lists a summary of all sales by the Division to each of its 15 largest customers from and after May 1, 1994 and also lists all open orders from each customer of the Division as of the date of this Agreement.

         Section 5.22. Ability to Conduct Business. To the knowledge of Seller, the consummation of the transactions contemplated hereby will enable the Purchaser to conduct the business of the Division substantially as it is currently being conducted.

         Section 5.23. Brokers. The Seller has retained no person or firm as a broker in connection with the transaction contemplated by this Agreement. Should any person or firm claim that a fee or any other consideration is owed by virtue of any agreement or act by Seller, Seller shall indemnify and hold Purchaser harmless from any such fee or claim.

         Section 5.24. Disclosure. No representation or warranty made by the Seller in this Agreement, any Schedule, any Exhibit or any certificate delivered, or to be delivered, by or on behalf of the Seller pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which the Seller has not disclosed to the Purchaser in writing which the Seller presently believes has or may have a material adverse effect on the properties, assets, business, operations, financial condition or prospects of the Seller or the Division or on the ability of the Seller to perform its obligations under this Agreement or the other Operative Documents to be executed and performed by it.

         Section 5.25. Absence of Questionable Payments. Neither the Seller nor any Affiliate, director, officer, employee, agent, representative or other Person acting on behalf of the Seller in connection with the Division has: (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activities to government officials or others, or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

         Section 5.26. All Proprietary Rights for the Business and the Products. There are no intellectual property or proprietary information or rights related to or used in the conduct of the Business or required for the production, sale or use of the Products in accordance with the past operations of the Seller, other than the Proprietary Rights being acquired by the Purchaser pursuant to this Agreement, except for Proprietary Rights relating to the molding operations of Seller and Cimco, Inc. which are not being acquired hereunder.

         Section 5.27. All Equipment Required for Production of the Products. The machinery, equipment and other tangible personal property being acquired by the Purchaser pursuant to this Agreement are all the machinery, equipment, and personal property required for the production of the Products in accordance with the past operations of the Seller, except for the molding operations of Seller and Cimco, Inc. which are not being acquired hereunder.


ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Seller as follows:

         Section 6.1. Organization. The Purchaser and Vital Signs, Inc. are corporations duly organized, validly existing and in good standing under the laws of the State of

California and New Jersey respectively, and have full corporate power and authority to own or lease its property and assets and to carry on its business as presently conducted.

         Section 6.2. Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the other Operative Documents to which it is a party and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action on the part of the Purchaser. Each of this Agreement and each of the other Operative Documents to which it is a party, has been or, at the time of delivery will be, duly authorized, executed and delivered by the Purchaser and constitutes or, at the time of delivery will constitute, a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

         Section 6.3. Non-contravention. The Purchaser is not subject to any provision of its Certificate of Incorporation or by-laws or any agreement, instrument, law, rule, regulation, order, decree or judgment of any Governmental Authority or other restriction that would prevent the consummation of the transactions contemplated by this Agreement and the other Operative Documents.

         Section 6.4. No Consents. Except for consents required in connection with the Purchaser's assumption of the Assumed Liabilities, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement and the other Operative Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby by the Purchaser.

         Section 6.5. Brokers. The Purchaser has retained Peter Blanchard as a finder in connection with the transaction contemplated by this Agreement as a result of which he is entitled to a finder's fee which will be paid by the Purchaser. No other person or firm is entitled to any consideration as a broker or finder with respect to this transaction. Purchaser shall hold Seller harmless and indemnify Seller from any fee claimed by Peter Blanchard or any other person or firm claiming that a broker's or finder's fee in connection with this transaction is owed as a result of any act or agreement on the part of Purchaser..

         Section 6.6. Disclosure. No representation or warranty made by the Purchaser in this Agreement any Schedule, any Exhibit or any certificate delivered or to be delivered, by or on behalf of the Purchaser pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which the Seller has not disclosed to the Seller in writing which the Purchaser presently believes has or may have a material adverse effect on the properties, assets, business, operations, financial condition or prospects of the Purchaser or on the ability of the Purchaser to perform its obligations under this Agreement or the other Operative Documents to be executed and performed by Purchaser.

ARTICLE VII

COVENANTS AND AGREEMENTS

         Section 7.1. Access and Information. Prior to the Closing, the Purchaser shall be entitled to make or cause to be made such investigation of the Division, and the financial and legal condition hereof, as the Purchaser deems necessary or advisable, and the Seller shall cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, the Seller shall permit the Purchaser and its agents and representatives or cause them to be permitted to have full and complete access to the premises, books and records of the Division upon reasonable notice during regular business hours and shall furnish such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the Division as the Purchaser shall request from time to time. Prior to the Closing, the Purchaser shall not use any information obtained pursuant to this
Section 7.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if such transactions are not consummated, it will hold all information and documents obtained pursuant to this Section
7.1 in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. In the event that this Agreement is terminated, the Purchaser will deliver to the Seller all documents so obtained by it and any copies thereof in the possession of the Purchaser or its agents and representatives or, at the option of the Purchaser, the Purchaser shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to the Seller.

         No investigation by the Purchaser or any of its agents or representatives, including without limitation its intellectual property counsel, heretofore or hereafter made shall modify or otherwise affect any representations and warranties of the Seller, which shall survive any such investigation, or the conditions to the obligation of the Purchaser to consummate the transactions contemplated hereby.

         Section 7.2. Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein, the Seller shall:

         (a) conduct the business of the Division only in the ordinary and regular course of business consistent with past practices;

         (b) keep in full force and effect its corporate existence and all material rights, franchises, Proprietary Rights and goodwill relating or obtaining to the Division;

         (c) use its best efforts to retain those employees actively employed in the business of the Division and preserve its present relationships with customers, suppliers, contractors, distributors and such employees, and continue to compensate such employees consistent with past practices;

         (d) maintain the Proprietary Rights so as not to affect adversely the validity or enforcement thereof; maintain the other Purchased Assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement; and in the event of any casualty, loss or damage to any of the Purchased Assets, either repair or replace such assets with assets of comparable quality or subject to the provisions of Section 11.13, transfer consideration to the Purchaser at Closing equal to the full repair cost or replacement value of such assets;

         (e) maintain the books, accounts and records related to the Division in accordance with GAAP, to the extent applicable, consistent with past practices;

         (f) use its best efforts to obtain all authorizations, consents, waivers, approvals or other actions necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to the Purchaser's obligation to close to be satisfied;

         (g) promptly inform the Purchaser in writing of any material breach of or change in the representations and warranties contained in Article V hereof;

         Section 7.3. Negative Covenants. Prior to the Closing, without the prior written consent of the Purchaser, which shall not be unreasonably withheld, or as otherwise expressly provided herein, the Seller will not:

         (a) enter into any contract, agreement or commitment which, if entered into prior to the date of this Agreement, would cause any representation or warranty of the Seller to be untrue or be required to be disclosed on one or more Schedules referred to in Article III; and

         (b) take or omit to be taken any action, or permit its Affiliates to take or to omit to take any action, which could reasonably be expected to have a Material Adverse Effect.

         Section 7.4. Closing Documents. The Seller shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to the Purchaser, the documents or instruments described in Section 8.2. The Purchaser shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Sellers, the documents or instruments described in Section 8.3.

         Section 7.5. Post Closing Access and Assistance. (a) After the Closing, upon request the Seller and its representatives shall be permitted reasonable access, during normal business hours, to and to make inspection of the books and records of the Seller transferred to the Purchaser hereunder so long as such records are maintained by the Purchaser in accordance with its customary records retention policy and to make copies thereof as is reasonably necessary to allow the Seller to obtain information in the Purchaser's possession (but excluding attorney work product or other privileged communications). The Seller shall pay the Purchaser's out-of-pocket costs and expenses in connection with satisfying such requests.

         (b) After the Closing, upon request the Purchaser and its representatives shall be permitted reasonable access, during normal business hours, to and to make inspection of the books and records (if any) of the Seller which may be retained by the Seller relating to the Division and the Purchased Assets and to make copies thereof as is reasonably necessary to allow the Purchaser to obtain information in the Seller's possession (but excluding attorney work product or other privileged communications). The Purchaser shall pay the Seller's out-of-pocket costs and expenses in connection with satisfying such requests.

         (c) The following shall govern cooperation between the parties regarding the transfer, maintenance and preservation of ownership rights in the Proprietary Rights:

                 (i) The Seller shall cooperate with Purchaser in preparing and providing at Seller's expense the instruments of conveyance and related documents necessary or reasonably requested by Purchaser to convey, sell, assign and transfer as provided herein all rights, title and interest in and to the Proprietary Rights in all countries of the world, which instruments shall be in registrable form in such countries in which any rights included within the Proprietary Rights are registered or under application as of the Closing Date. Purchaser shall be responsible for filing and recordation of such instruments and documents and for paying any fees or other charges in connection therewith.

                 (ii) Except as provided by Section 10.2, Purchaser shall be responsible following the Closing for paying all of the costs and expenses in preparing, filing, registering, prosecuting, defending and maintaining all such Proprietary Rights and the rights and interests associated therewith. Seller shall use reasonable efforts to cooperate with Purchaser in connection therewith, and shall be reimbursed for all reasonable expenses incurred in connection therewith.

                 (iii) Upon the request of Purchaser, Seller shall use reasonable efforts to make available or cause to be made available, from time to time as reasonably required, current or former employees, directors, officers, consultants, accountants and attorneys employed or retained at any relevant time by Seller in connection with the Division for purpose of giving testimony or such other reasonable cooperation or assistance as Purchaser may reasonably require for the preparation and defense or prosecution of any arbitration or judicial or administrative action or proceeding in connection with (A) the Purchaser's actual or threatened prosecution of Persons other than Seller or any of its Affiliates that it believes to be infringing any of its rights included within the Proprietary Rights and (B) the defense by Purchaser of any claim of or action for infringement made, brought or threatened by any Person other than Seller or any of its Affiliates which might adversely affect the ownership, enjoyment or value of the Proprietary Rights by Purchaser. Seller's costs and expenses in connection therewith shall be reimbursed by Purchaser.

         (d) After the closing and for a period of ninety (90) days, Seller shall provide to Purchaser (upon Purchaser's request) and at Seller's sole cost and expense the advisory services and assistance of James T. Bagwell for the purposes of enabling an orderly transition of the Division and of the manufacturing process of the Products from Seller to Purchaser.

         The obligations hereunder exclude attorney work product or other privileged communications unless waived or approved by Seller.

         Section 7.6. Transfer and Property Taxes. (a) Each of Seller and Purchaser shall pay one-half of any transfer, sales, purchase, use or similar tax under the laws of any Governmental Authority arising out of or resulting from the purchase of the Purchased Assets and the assumption of the Assumed Liabilities. The Seller shall prepare and file the required tax returns and other required documents with respect to the taxes and fees required to be paid by it pursuant to the preceding sentence and shall promptly provide the Purchaser with evidence of the payment of such taxes and fees. Without limiting the foregoing, Seller shall promptly provide Purchaser with a copy of its Internal Revenue Service Form 8594 filed in connection with this transaction.

         (b) The Seller shall (i) prepare and file all tax returns reporting the income attributable to the Purchased Assets or the operation of the Business for all periods ending prior to or on the Closing Date, (ii) prepare and file all income tax returns reporting the income of the Seller arising on the Closing Date from the sale to the Purchaser of the Purchased Assets and the assumption by the Purchaser of the Assumed Liabilities, (iii) be responsible for the conduct of all tax examinations relating to the tax returns referred to in (i) and (ii) above, and (iv) pay all taxes attributable to the Purchased Assets or the operation of the Business due with respect to the tax returns referred to in (i) and (ii) above. The Purchaser shall prepare and file all tax returns reporting the income attributable to the ownership of the Purchased Assets and the operation of the Business for all periods beginning after the Closing and shall be liable for and pay all taxes due in respect of such tax returns.

         (c) All personal property, motor vehicle (including road use) and ad valorem taxes, and all other taxes, charges or assessments levied or imposed upon the Purchased Assets by any Governmental Authority, for the taxable year beginning before and ending on or after the Closing Date shall be apportioned and pro rated on a per diem basis between the Purchaser and the Seller as of 11:59 p.m. on the day before the Closing Date (the "Adjustment Time"). The Seller shall pay or cause to be paid, on or prior to the Closing Date, all ad valorem taxes and any other taxes and assessments against the Purchased Assets for all taxable periods ending prior to the Closing Date. The Purchaser shall pay all ad valorem taxes and any other taxes and assessments against the Purchased Assets for all periods beginning on or after the Closing Date. If the Closing Date shall occur before the tax rate for the year of Closing is fixed by the appropriate taxing authority, the apportionment of any such taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation and shall be readjusted promptly after such tax rates are known. Such obligation to readjust shall survive the Closing.

         Section 7.7. Use of Seller's Name and Logo. (a) Purchaser shall be permitted to continue to use all purchased packaging materials regardless of whether such materials bear

Seller's name and/or logo not being acquired by the Purchaser, but only until such materials have been used.

         (b) As to any products manufactured by Seller before or after the Closing for purchase and resale by Purchaser, Purchaser may indicate that such products have been manufactured by Seller.

         Section 7.8. Non-Competition and Confidentiality Agreement. For a period of five (5) years after the Closing Date, neither Seller nor its Affiliates will, directly or indirectly, anywhere in the continental United States engage in the designing, developing, manufacturing or marketing of respiratory care and related products; provided, however, that Seller and/or any of its Affiliates may only manufacture (but not sell or market) components of respiratory care and related products for unrelated companies. The Seller shall not at any time after the Closing use for its own benefit or divulge or convey to any third party, any Confidential Information (as hereinafter defined) relating to the Division. For purposes of this Agreement, Confidential Information consists of all information, knowledge or data currently held by the Division and relating exclusively to the Division including, without limitation, customer and supplier lists, formulae, trade know-how processes, secrets, consultant contract, pricing information, marketing plans and respiratory product development plans to the extent not in the public domain or otherwise publicly available or used by Seller of its Affiliates in their own businesses and which relate to products other than those of the Division. Information which enters the public domain or is publicly available loses its confidential status hereunder so long as neither the Seller nor its Affiliates directly or indirectly wrongfully causes such information to enter the public domain following the Closing Date.

         The Seller acknowledges that the restrictions contained in this
Section 7.8 are reasonable and necessary to protect the legitimate interests of the Purchaser and that any breach by the Seller of any provision hereof will result in irreparable injury to the Purchaser. The Seller acknowledges that, in addition to all remedies available at law, the Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate. The Purchaser shall not be required to post any bond or other security in connection with any proceeding to enforce this Section 7.8.

         Without limiting the generality of Section 11.4, the provisions of this Section 7.8 shall inure to the benefit of any subsequent transferee of the Division or any substantial portion thereof, provided that this Agreement is assigned to such transferee by written agreement, a copy of which shall have been furnished to Seller, and such transferee continues to conduct the business of the Division as acquired hereunder and as the same developed in the normal course of business. In the event that the Seller or any Affiliate of the Seller (i) dissolves, liquidates or winds up the affairs of the Seller, (ii) sells the capital stock of the Seller other than sales of stock through a broker to purchasers who are unknown to Seller or such Affiliate, (iii) merges, consolidates or otherwise combines the Seller with any other entity, or (iv) otherwise leases, transfers, sells or disposes of all or any substantial portion of the remaining assets of the Seller, whether in one transaction or a series of related transactions, the Seller or the Affiliate party to such transaction, as the case may be, shall request from the shareholders of the Seller, any successor to the Seller or any purchaser or other transferee of all or any substantial portion of its remaining assets, as the case may be, a written agreement to comply with the provisions of this
Section 7.8, including this paragraph, as if such successor, purchaser or other transferee were a party hereto.

         Cimco, Inc. and its subsidiaries, including Seller, shall be bound by the non-competition agreement described herein whether owned by its current shareholders or a successor in interest. However, a shareholder of Cimco, Inc. shall not be precluded from owning or acquiring a business that competes with Purchaser as long as the business operation of Cimco, Inc. remains separate, apart, and distinct from the competitive business owned by Cimco, Inc.'s shareholder and Cimco, Inc. uses reasonable efforts to protect the Proprietary Rights and Confidential Information of Purchaser.

         Notwithstanding any term or provision herein  or elsewhere, this
Section 7.8 shall not apply to or restrict any successor or transferee of the business or assets of Cimco, Inc. in the conduct of any business conducted by such successor or transferee prior to becoming a successor or transferee of Cimco, Inc. or Seller or an Affiliate of Seller or acquired from any unrelated party by such successor or transferee at any time after such entity became a successor or transferee of Seller or an Affiliate of Seller. Should a transfer to a competitor occur, or should such successor or transferee acquire such a competing business, Purchaser has the option, exercisable, if at all, within thirty (30) days following the later of (i) the effective date of such event, or (ii) Purchaser receiving written notice of such event to terminate in its entirety the Manufacturing Agreement.

         Section 7.9. Best Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the Seller and the Purchaser will use their respective best efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. In the event that at any time after Closing any further action is necessary to carry out the purposes of this Agreement, the Seller or the proper directors or officers of the Seller or the Purchaser, as the case may be, shall take all such action without any further consideration therefor.

         Section 7.10. Third Party Proposals. Neither the Seller nor any of its subsidiaries nor any Affiliate of the Seller shall solicit or encourage inquiries or proposals with respect to, or, except as required by law or a fiduciary obligation in the written opinion of counsel to the Seller, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, the Seller or any of its subsidiaries or any business combination with the Seller or any of its subsidiaries other than as contemplated by this Agreement. The Seller shall notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, the Seller or any of its subsidiaries. The Seller shall instruct its officers, directors, agents, advisors and Affiliates to comply with the provisions of this Section 7.10.

         Section 7.11. Employment of Division's Employees. Purchaser may but shall have no obligation to offer employment to and, following the Closing Date, employ as many of Seller's employees as Purchaser determines in good faith it can use in the conduct of the Business. Purchaser shall be under no obligation to establish or continue, under the same of different terms or conditions, any employee benefit arrangement for any of Seller's employees as are hired by Purchaser. Purchaser shall notify Seller in writing as soon as practicable, but no later than the Closing Date, the specific employees of Seller to be offered employment by Purchaser.

         Section 7.12. Disposition of Inventory Following Closing. Purchaser will arrange, and Seller will provide all reasonable cooperation to Purchaser at Purchaser's expense, to effect a prompt transfer following the Closing of the Inventory and the Equipment to such location(s) as Purchaser may designate. As set forth in SECTION 5.7 above, Purchaser shall be entitled to occupy the premises of the Division at 240 Briggs Avenue, Costa Mesa, California for up to 90 days following the closing on the terms as detailed in this Section 7.12. Purchaser shall pay the Seller at a rate of $5800 per month for the exclusive use and occupancy of the approximately 13,482 square feet currently occupied by the Division at 240 Briggs Avenue, Costa Mesa, California, prorated for the period that Purchaser actually occupies such premises. That portion of the
above premises to be occupied by Seller is detailed in EXHIBIT 7.12.   The
above rate is a gross rent including, but not limited to, all rents, utilities, property taxes, property insurance, common area charges, maintenance and repairs, depreciation, and other charges or assessments relating to the operation and management of the occupied premises. Seller shall be solely responsible for hazardous materials or substances, if any, which may be found at 240 Briggs Avenue, Costa Mesa, California unless such hazardous materials or substances are brought onto, utilized at, or disposed of at the premises by Purchaser, its employees, or its contractors.

         Section 7.13. Obligations Regarding Certain Customer Purchase Orders. In the event that, prior to the Closing, Seller accepts Purchase Orders from customers in the ordinary course of business of the Division which are not listed on SCHEDULE 3.1, and which are not filled by Seller prior to the Closing, Purchaser shall fill such orders. Seller shall pay to Purchaser, within thirty (30) days following receipt of Purchaser's invoice therefor, an amount equal to one hundred ten percent (110%) of Purchaser's actual cost of filling such orders.

         Section 7.14. Warranty Obligations. In the event that, from time to time following the Closing, any customers of the Division return products of the Division which were purchased prior to the Closing for reworking or other warranty work under Seller's warranty policy detailed in SCHEDULE 3.1 (collectively, "Warranty Work"), Purchaser shall perform such Warranty Work. Seller shall reimburse Purchaser for all Warranty Work performed by Purchaser under Seller's warranty policy for products purchased prior to the Closing that in the aggregate costs Purchaser in excess of $28,000.00.

         Section 7.15. Repurchase of Inventory. Notwithstanding any other portion of this Agreement, in the event that any inventory items listed on
SCHEDULE 5.9 have not been sold to customers by the end of the eighteenth
(18th) month from the Closing Date, Seller agrees to repurchase the unsold items at the same price paid by Purchaser at the Closing.

         Section 7.16.   Sales Representative Agreements.  During the thirty
(30) day period commencing on the Closing Date, Purchaser agrees to fulfill customer orders submitted by Seller's independent sales representatives referenced in SCHEDULE 5.20 if all of the following conditions are met: (i) Seller sends termination notices to the above-referenced sales representatives as soon as reasonably possible; (ii) the sales representatives submit orders consistent with the pricing, ordering, and commission policies and schedules that existed between the sales representatives and Seller just prior to the Closing; and (iii) the sales representatives acknowledge in writing that the arrangement set forth in this Section 7.16 in no way shall extend beyond said 30-day period and that Purchaser owes no obligation to the sales representative except for payment of the commission earned on the orders submitted during said 30-day period at such time that the customer pays for the goods ordered.


ARTICLE VIII

CONDITIONS TO CLOSING

         Section 8.1. Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of the conditions that (a) no Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect; or (ii) commenced or threatened any action or proceeding, which in either case would prohibit consummation of the transactions contemplated by this Agreement, and
(b) no suit or other action or procedure shall have been initiated seeking to prevent or delay the consummation of the transactions contemplated hereby and by the other Operative Documents.

         Section 8.2. Conditions to the Purchaser's Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

         (a) All representations and warranties made by the Seller in this Agreement and the Schedules delivered by the Seller to the Purchaser pursuant hereto shall be true, correct and complete in all material respects on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and the Seller shall have duly performed or complied with all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing.

         (b) There shall have been no material damage, destruction or loss to, or any other material and adverse change in, the Purchased Assets or the Business, regardless of insurance coverage.

         (c) All authorizations, consents, waivers, approvals or other actions legally required in connection with the execution, delivery and performance of this Agreement and each of the other Operative Documents, by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect; the Seller shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a material breach or default by the Seller under any contract to which Seller is party or for the continuation of any agreement to which Seller is a party and which relates and is material to the Purchased Assets or the Division; and all authorizations, consents, waivers, approvals or other actions necessary to permit the Purchaser to operate the business of the Division in compliance with all applicable laws immediately after the Closing shall have been obtained and shall be in full force and effect.

         (d) The Purchaser shall have completed its investigation of the Division and the Purchaser shall be satisfied in its sole discretion with the condition of the Division and its future prospects.

         (e) Prior to or at Closing, the Seller shall have delivered to the Purchaser all instruments of assignment, transfer and conveyance identified herein and such other closing documents as shall be requested by the Purchaser in form and substance acceptable to the Purchaser's counsel, including the following:

                 (i) such instruments of sale, transfer, assignment, conveyance and delivery (including all vehicle titles), in form and substance reasonably satisfactory to counsel for the Purchaser (including without limitation the Bill of Sale set forth as EXHIBIT B and the Assignment and Assumption Agreement set forth as EXHIBIT C), as are required in order to transfer to the Purchaser good and marketable title to the Purchased Assets, free and clear of all Encumbrances except as provided herein;

                 (ii) a certificate of the Seller over the signature of the President or a Vice President of the Seller, dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) the conditions specified in Section 8.2(a), (b) and (c) have been satisfied;

                 (iii) a certificate of the Secretary or Assistant Secretary of the Seller, dated the Closing Date, as to the incumbency of any officer of the Seller executing this Agreement, each other Operative Document and each other document related thereto and covering such other matters as the Purchaser may reasonably request;

                 (iv) a certified copy of (1) the Certificate of Incorporation and by-laws of the Seller and all amendments thereto and (2) the resolutions of the Seller's Board of Directors authorizing the execution, delivery and consummation of this Agreement and each other Operative Document and the transactions contemplated hereby and thereby;

                 (v) an opinion of Stradling, Yocca, Carlson and Rauth, P.C., counsel to the Seller, dated the Closing Date, in form and substance acceptable to Purchaser and addressing the matters set forth in EXHIBIT D;

                 (vi) such evidence as Purchaser shall request demonstrating that the transactions contemplated by this Agreement have been approved by the Board of Directors (and, if necessary, by the Shareholders) of CIMCO, Inc., and

                 (vii) such other documents or instruments as the Purchaser reasonably requests to effect the transactions contemplated hereby.

         (f) Prior to or at Closing, the Seller shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser that the transactions contemplated hereby are not subject to any applicable registration or filing requirement under any Environmental Law, or in lieu thereof a certificate, clearance letter or other comparable document from each relevant Governmental Authority that each such applicable Environmental Law has been complied with.

         (g) Seller shall have received, and shall have delivered to Purchaser copies of, 510K approvals from the FDA for all products sold or marketed by the Business on or prior to the Closing Date, except as otherwise set forth on SCHEDULE 5.12.

         (h) Prior to, or at the Closing Seller shall have delivered to Purchaser that certain Manufacturing Agreement dated as of the Closing Date between Seller and Purchaser (hereinafter the "Manufacturing Agreement").

         Section 8.3. Conditions to the Seller's Obligations. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

         (a) All representations and warranties made by the Purchaser in this Agreement shall be true, correct and complete in all material respects on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and the Purchaser shall have duly performed or complied with all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing.

         (b) All authorizations or approvals or other action required in connection with the execution, delivery and performance of this Agreement, and each of the other Operative Documents by the Purchaser of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect.

         (c) Prior to or at Closing, the Purchaser shall have delivered to the Seller such closing documents as shall be reasonably requested by the Seller in form and substance reasonably acceptable to the Seller's counsel, including the following:

                 (i) the Assignment and Assumption Agreement executed by the Purchaser and dated the Closing Date;

                 (ii) a certificate of the Purchaser over the signature of its President or a Vice President of the Purchaser, dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) the conditions specified in
         Section 8.3(a) and (b) have been satisfied;

                 (iii) a certificate of the Secretary or Assistant Secretary of the Purchaser, dated the Closing Date, as to the incumbency of any officer of the Purchaser executing this Agreement, the instruments of transfer or any document related thereto and covering such other matters as the Seller may reasonably request;

                 (iv) a certified copy of (1) the Certificate of Incorporation and by-laws of the Purchaser and all amendments thereto and (2) the resolutions of the Purchaser's Board of Directors authorizing the execution, delivery and consummation of this Agreement, the instruments of transfer and the transactions contemplated hereby and thereby;

                 (vi) an opinion of Brody & Satz, counsel to the Purchaser, dated the Closing Date, in form and substance acceptable to Seller addressing the matters set forth in EXHIBIT G;

                 (vii) the Purchase Price, as set forth in Section 2.2 in one or more checks or by a wire transfer as specified by the Seller prior to the Closing; and

                 (viii) such other documents or instruments as the Seller reasonably requests to effect the transactions contemplated hereby.

ARTICLE IX

TERMINATION

         Section 9.1. Termination. This Agreement may be terminated at any time prior to Closing as follows:

         (a)  by mutual consent of the Seller and the Purchaser;

         (b) by either the Seller or the Purchaser if the other party hereto shall breach in any material respect any of its representations, warranties or obligations contained in this Agreement;

         (c) by the Purchaser if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall impose any condition or requirement, which condition or requirement the Purchaser determines, in its good faith judgment, to be materially burdensome or to deny to the Purchaser in any material respect the benefits intended to be obtained by the Purchaser pursuant to the transactions contemplated by this Agreement;

         (d) by the Purchaser, in the event that the conditions to its obligations set forth in Article VI hereof have not been satisfied or waived;

         (e) by the Seller, in the event that the conditions to its obligations set forth in Article VI hereof have not been satisfied or waived on or before the Closing Date; and

         (f) by either party if the transactions contemplated by this Agreement shall not have been consummated on or before January 1, 1996 (or such later date as may be agreed upon in writing by the parties hereto).

         Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 hereof, all rights and obligations of the Seller and the Purchaser hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 7.1, 10.2, 10.3, 11.2 and 11.9, which shall survive the termination of this Agreement, and except nothing herein will relieve any party from liability for any breach of any representation, warranty, agreement or covenant contained herein prior to such termination.


ARTICLE X

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         Section 10.1. Survival of Representations and Warranties. The representations and warranties provided for in this Agreement shall survive the Closing and remain in full force and effect, subject to the terms of SECTION
10.2 below.

         Section 10.2. Indemnification. (a) The Seller shall indemnify and hold harmless the Purchaser, its Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel's fees and other costs and expenses incident to any suit, action or proceeding) (the "Damages") arising out of, resulting from or incurred in connection with
(i) any inaccuracy in any representation or the breach of any warranty made by the Seller in this Agreement, (ii) the breach by the Seller of any covenant or agreement to be performed by it hereunder, and (iii) any Excluded Liability.

         (b) The Purchaser shall indemnify and hold harmless the Seller, its Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel's fees and other costs and expenses incident to any suit, action or proceeding) (the "Damages") arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Purchaser in this Agreement, (ii) the breach by the Purchaser of any covenant or agreement to be performed by it hereunder, and (iii) any Assumed Liability.

         (c) Any Person providing indemnification pursuant to the provisions of this Section 10.2 is hereinafter referred to as an "Indemnifying Party" and any Person entitled to be indemnified pursuant to the provisions of this Section
8.2 is hereinafter referred to as an "Indemnified Party."

         (d) Following the determination of the final Net Asset Value as of the Closing Date, any claim made under this Agreement shall be made only pursuant and subject to this Article X.

         (e) The obligations of any Indemnifying Party to indemnify any Indemnified Party pursuant to this Article X shall be subject to the following limitations:

                 (i) No claim shall be made except to the extent that any violation of any representation or warranty of a party to this Agreement shall result in direct injury or damage to the Indemnified Party.

                 (ii) Except for claims relating to accounts receivables acquired by Purchaser pursuant to this Agreement, no claim shall be made except to the extent that the aggregate of all damages suffered by the Indemnified Party exceeds (a) $50,000 ($10,000, if the claim relates to Liabilities Assumed pursuant to Section 3.1 if this agreement) plus (b) the aggregate amount of all assets discovered or arising and benefitting the Indemnified Party from and after the Closing which had not been included in the determination of Net Asset Value, and the aggregate indemnification obligation of the Seller under this Agreement shall in no event exceed the Purchase Price (except for claims relating to products liability, Proprietary Rights and intellectual property, and environmental matters, which shall be counted toward, but shall not be subject to, such limit).

                 (iii) Notwithstanding any other provision of this Article X, in the event of a final judgment which prohibits Purchaser or its successors or assigns from using any of the Proprietary Rights necessary to manufacture and sell the Products, Seller may, at its sole option and at its expense obtain and maintain (also at Seller's sole expense) a license for Purchaser and its successors or assigns to use such Proprietary Rights.

                 (iv) No claim may be made for indemnification under this Agreement after the expiration of three (3) years following the Closing date, except that claims for indemnification due to a breach of Sections 5.19 and 5.17 of this Agreement and/or relating to products liability may be made at any time following the Closing date.

         Section 10.3. Procedures for Claims. In the case of any claim for indemnification arising from a claim of a third party, an Indemnified Party shall give prompt written notice, in no event more than 10 days following such Indemnified Party's receipt of such claim or demand, to the Indemnifying Party of any claim or demand which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. The Indemnifying Party shall have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party unless (i) such claim or demand seeks an order, injunction or other equitable relief against the Indemnified Party, or (ii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand. The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause
(i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

         Section 10.4. Guaranty of Accounts Receivable. Any provision to the contrary herein contained notwithstanding, and without limiting any other right of the Seller hereunder to recover for a breach of a representation or warranty, for indemnification or otherwise, the Seller hereby guaranties to Purchaser that all of the accounts receivable of the Business included in the Purchased Assets and reflected on the Auditor's Report will be collected within 180 days after the Closing. In the event that after the expiration of such 180 day period Purchaser has collected on account of such accounts receivable an amount less than the book value of the accounts receivable of the Business as shown on the Auditors' Report, the Seller agrees to repurchase all uncollected accounts receivable of the Division from Purchaser for an amount equal to (x) the book value of such accounts receivable as shown on the Auditors' Report minus (y) the net amounts deduction of the collection expenses realized by Purchaser on account of the accounts receivable included in the Purchased Assets.


ARTICLE XII

MISCELLANEOUS

         Section 11.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:


If to the Purchaser:              Vital Signs Ca, Inc.
                                  20 Campus Road
                                  Totowa, New Jersey 07512
                                  Attention: Mr. Anthony J. Dimun
                                  Telephone:  (201) 790-1330
                                  Facsimile:  (201) 790-4227

With a copy to:                   Vital Signs, Inc.
                                  20 Campus Road
                                  Totowa, New Jersey 07512
                                  Attention: General Counsel
                                  Telephone:  (201) 790-1330
                                  Facsimile:  (201) 790-4227

If to the Seller:                 Medical Molding Corporation of America
                                  265 Briggs Avenue
                                  Costa Mesa, California 92626
                                  Attention:  Russell T. Gilbert
                                  Telephone:  (714) 546-4460
                                  Facsimile:  (714) 556-6955

With a copy to:                   Stradling, Yocca, Carlson & Rauth, P.C.
                                  660 Newport Center Drive, Suite 1600
                                  Newport Beach, California 92660
                                  Attention:  Nick E. Yocca
                                  Telephone:  (714) 725-4000
                                  Facsimile:  (714) 725-4100

         Section 11.2. Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

         SECTION 11.3. GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF
THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATES OF NEW JERSEY AND CALIFORNIA AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY AND THE CENTRAL DISTRICT OF CALIFORNIA FOR THE PURPOSE OF ANY SUIT, ACTION, PROCEEDING OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. SERVICE OF PROCESS IN CONNECTION WITH ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON EACH PARTY HERETO ANYWHERE IN THE WORLD
BY THE SAME METHODS AS ARE SPECIFIED FOR THE GIVING OF NOTICES UNDER THIS AGREEMENT. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING AND TO THE LAYING OF VENUE IN SUCH COURT. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS AND IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; PROVIDED HOWEVER, UNLESS OTHERWISE AGREED BY THE PARTIES, ANY CASE INSTITUTED OR COMMENCED BY THE SELLER SHALL BE BROUGHT IN CALIFORNIA AND ANY CASE INSTITUTED OR COMMENCED BY PURCHASER OR ITS AFFILIATES SHALL BE BROUGHT IN NEW JERSEY.

         Section 11.4. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not be assigned by operation of law or otherwise without consent of the other party, which shall not be unreasonably withheld, and any attempted assignment shall, without such consent, be null and void. The Purchaser may assign all of its rights under this Agreement to any Affiliate; provided such Affiliate assumes all of the obligations of the Purchaser hereunder, and provided further that no such assignment shall relieve Purchaser or Vital Signs, Inc. of their respective obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives, except as otherwise provided in
SECTION 7.8. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

         Section 11.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

         Section 11.6. Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 11.7. Entire Agreement. This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

         Section 11.8. Amendment and Modification. This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought.

         Section 11.9. Public Announcement. Except as may be required by law, neither the Seller, on the one hand, or the Purchaser, on the other hand, shall issue any press release or otherwise publicly disclose this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior approval of the other. In the event that any such press release or other public disclosure shall be required, the party required to issue such release or other disclosure shall consult in good faith with the other party hereto with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof. Neither party shall disclose the Purchase Price, whether prior to, on or after the Closing Date, except as may be required by applicable laws or regulations or the rules of any securities exchange or association binding on the Purchaser or the Seller, as the case may be, and except as may be required to obtain consents and approvals from banks or financial institutions or other parties to agreements to be assigned to Purchaser, provided that such banks, financial institutions or other parties agree to comply with the intent of this Section 11.9.

         Section 11.10. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

         Section 11.11. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

         Section 11.12. No Strict Construction. Each of the Purchaser and the Seller acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

         Section 11.13. Risk of Loss. Prior to the Closing, the risk of loss with respect to the Purchased Assets shall remain with the Seller. In the event of any material casualty, in addition to any other rights the Purchaser may have hereunder, the Purchaser shall have the right to terminate this Agreement upon giving written notice of its election to terminate to the Seller.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                          VITAL SIGNS CA, INC.,
                                          A California Corporation


                                          By:   ANTHONY J. DIMUN
                                                ----------------------------
                                                Name:Anthony J. Dimun
                                                Title:Vice-President



                                          MEDICAL MOLDING CORPORATION OF
                                          AMERICA, A California Corporation



                                          By:   RUSSELL T. GILBERT
                                                ----------------------------
                                                Name: Russell T. Gilbert
                                                Title: Chairman


                                          By:   JAMES T. BAGWELL
                                                ----------------------------
                                                Name: James T. Bagwell
                                                Title: President

                         GUARANTEE AND INDEMNIFICATION

         CIMCO, INC., a Delaware corporation, represents and warrants that it holds all of the issued and outstanding shares of capital stock of MEDICAL MOLDING CORPORATION OF AMERICA, a California corporation ("MMCA"), and that it guarantees full and prompt performance by MMCA of all obligations and liabilities of MMCA under the foregoing Agreement and agrees to indemnify and hold VITAL SIGNS CA, INC. and its corporate parent VITAL SIGNS harmless from any breach or violation of the obligations set forth in the foregoing Agreement, hereby waiving notice, demand, and obligations to proceed against any third party.

                                               CIMCO, INC.



                                               By: RUSSELL T. GILBERT
                                                   ------------------------
                                                   Name: Russell T. Gilbert
                                                   Title:  Chairman





                         GUARANTEE AND INDEMNIFICATION

         VITAL SIGNS, INC., a New Jersey corporation, represents and warrants that it holds all of the issued and outstanding shares of capital stock of VITAL SIGNS CA, INC., a California corporation ("VSCA"), and that it guarantees full and prompt performance by VSCA of all obligations and liabilities of VSCA under the foregoing Agreement and agrees to indemnify and hold MEDICAL MOLDING CORPORATION OF AMERICA, and its corporate parent CIMCO, INC. harmless from any breach or violation of the obligations set forth in the foregoing Agreement, hereby waiving notice, demand, and obligations to proceed against any third party.

                                               VITAL SIGNS, INC.



                                               By: T.D. WALL
                                                   -------------------------
                                                   Name: T.D. Wall
                                                   Title: President